EXHIBIT 77M

On April 16, 2012, the Registrant acquired substantially all of the assets and liabilities of the OM Asset Allocation Balanced Portfolio, the OM Asset Allocation Conservative Portfolio, the Asset Allocation Growth Portfolio, the OM Asset Allocation Moderate Growth Portfolio, the OM Analytic Fund, the OM Copper Rock Emerging Growth Fund and the OM International Equity Fund, each an investment portfolio of Old Mutual Funds I (the "OM Funds"), another registered open-end investment company, pursuant to an Agreement and Plan of Reorganization dated October 4, 2011 (the "Agreement") and approved by the shareholders of the OM Funds (the "Reorganizations"). The Reorganizations were accomplished through a tax-free exchange of an equal aggregate value of
newly-issued common shares of the Registrant.   The Boards of
Trustees of each of the Registrant and the OM Funds approved its respective Reorganization.

On October 28, 2012, in connection with the Reorganizations, the Registrant filed a Preliminary Registration Statement on Form N-14 (the "N-14 Registration Statement'). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganizations by the shareholders of the OM Funds. A filing on Form 497 was made on December 6, 2012. Post-Effective Amendment No. 1 to Form N-14 was filed on November 30, 2011 and Post-Effective Amendment No. 2 to Form N-14 was filed on April 27, 2012. The N-14 Registration Statement as amended was declared effective by the Commission on April 27, 2012.

On April 16, 2012 (the "Closing Date"), pursuant to the
Agreement , the following acquisitions occurred:

1.	 Net assets of the OM Asset Allocation Balanced Portfolio
valued at $54,581,260 (4,909,161 shares outstanding) were transferred for 4,909,161 newly issued shares of the Touchstone Balanced Allocation Fund, a series of the Registrant;

2.	Net assets of the OM Asset Allocation Conservative
Portfolio valued at $35,536,596 (3,274,555 shares outstanding) were transferred for 3,274,555 newly issued shares of the Touchstone Conservative Allocation Fund;

3.	Net assets of the OM Asset Allocation Growth Portfolio
valued at $38,970,804 (3,527,780 shares outstanding) were transferred for 3,527,780 newly issued shares of the Touchstone Moderate Growth Allocation Fund;

4.	Net assets of the OM Asset Allocation Moderate Growth
Portfolio valued at $68,462,430 (6,232,923 shares outstanding) were transferred for 6,232,923 newly issued shares of the Touchstone Growth Allocation Fund;

5.	Net assets of the OM Analytic Fund valued at $56,128,406
(5,182,646 shares outstanding) were transferred for 5,182,646 newly issued shares of the Touchstone Dynamic
Equity Fund;  and

6.	Net assets of the OM Copper Rock Emerging Growth Fund
valued at $43,528,427 (3,579,888 shares outstanding) were transferred for 3,579,888 newly issued shares of the Touchstone Copper Rock Emerging Growth Fund.

7.	Net assets of the OM International Equity Fund valued at
$28,419,782 (3,455,688 shares outstanding) were
transferred for 3,455,688 newly issued shares of the Touchstone International Equity Fund.

The OM Funds filed an application for deregistration under the Investment Company Act of 1940, as amended (the "1940 Act"), on form N-8F on April 26, 2012. A Notice was issued May 25, 2012 and an order was issued under Section 8(f) of the 1940 Act declaring that the OM Funds ceased to be a registered investment company under the 1940 Act.

A copy of the Agreement is attached to this form as part of the Exhibit to sub-item 77Q.